Exhibit 8.1

	ONE SHELL PLAZA	ABU DHABI
	910 LOUISIANA	AUSTIN
	HOUSTON, TEXAS	BEIJING
	77002-4995	DALLAS
DUBAI
	TEL +1 713.229.1234	HONG KONG
	FAX +1 713.229.1522	HOUSTON
	www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
December 5, 2011		WASHINGTON

Transocean Ltd.
Chemin de Blandonnet 10
CH-1214 Vernier, Switzerland

Ladies and Gentlemen:

We are acting as counsel to Transocean Ltd., a Swiss corporation (“TL”), in connection with the issuance by TL of 29,900,000 shares (the “Shares”) pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-169401) (the “Registration Statement”) as filed by TL with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated September 16, 2010, as supplemented by the prospectus supplement related to the Shares dated November 30, 2011 (as so supplemented, the “Prospectus”), as filed by TL with the SEC pursuant to Rule 425(b)(5) under the Act.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times (provided that no assumption of accuracy is made as to the matters on which we are explicitly opining) of (i) the Registration Statement, (ii) the Prospectus, (iii) a certificate provided to us by a representative of TL, and (iv) such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion.  In addition, we assume that (i) the transactions described in the Registration Statement and the Prospectus will take place as stated therein and (ii) any representations referred to in the immediately preceding sentence which are made “to the best knowledge of” or with any similar qualification are correct without such qualification.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the assumptions set forth above and to the qualifications and limitations set forth below, the discussion set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations”, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of the Shares.

Our opinion is based on our interpretation of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as of the date hereof.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any change in fact, circumstances, or law which may alter, affect, or modify our opinion.  Furthermore, our opinion is not binding on the IRS or a court.  As a result, there can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to our opinion if litigated.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,
/s/ Baker Botts L.L.P.